Exhibit 99.1

[ParthusCeva Logo Appears Here]

PARTHUSCEVA ANNOUNCES RESULTS FOR THE SECOND QUARTER ENDED JUNE 30, 2003

San Jose, CA – July 22, 2003—ParthusCeva, Inc. (NASDAQ: PCVA; LSE: PCV), the industry’s leading licensor of Digital Signal Processor (DSP) cores and platform-level IP solutions, today announced results for the second quarter ended June 30, 2003.

Total revenues for the second quarter of 2003 were $9.1 million, compared with $8.8 million for the first quarter of 2003, an increase of 3%. Royalty revenues for the second quarter were $854,000, compared with $606,000 for the first quarter, an increase of 41%. Gross margins in the second quarter were 82%, compared with 81% in the first quarter. ParthusCeva signed six license agreements in the second quarter, principally involving its DSP technologies, and achieved its first licensing win in 802.11 wireless-LAN technology. Two of the top five semiconductor companies worldwide licensed ParthusCeva’s DSP cores in the second quarter. In addition, ParthusCeva achieved a number of strategic wireless and cellular design wins in Asia, resulting in strong sales growth in the region in the second quarter.

Operating expenses for the second quarter of 2003 were $7.3 million, compared with $8.6 million (including a restructuring charge of $1.4 million) for the first quarter. Operating income for the second quarter was $216,000, compared with an operating loss of $1.4 million in the first quarter. Due to the weakening of the U.S. dollar, principally against the euro, ParthusCeva incurred a currency translation loss of $389,000 in the second quarter of 2003, compared with a translation loss of $199,000 in the first quarter.

Net income for the second quarter of 2003 amounted to $32,000, compared with a net loss of $1.3 million for the first quarter. Net income per share for the second quarter amounted to $0.002, compared with a net loss per share of ($0.073) for the first quarter.

Cash and cash equivalents at the end of the second quarter of 2003 amounted to $65.3 million.

As previously announced, with the assumption by Chet Silvestri of his duties of Chief Executive Officer, Eli Ayalon and Brian Long will no longer perform executive functions at the company, but will remain on the Board of Directors as Chairman and Vice Chairman, respectively.

Chet Silvestri, Chief Executive Officer of ParthusCeva, commented:

“I am pleased that ParthusCeva has achieved operating profitability and positive net income in the second quarter, driven by robust licensing performance with six licensing agreements signed. We achieved continued strong adoption of our open-standard DSPs, including two with semiconductor companies ranked in the top five worldwide. I am also delighted with 41% quarter-on-quarter growth in royalty revenues, as our licensees successfully ship products containing ParthusCeva technology.

We have sustained our licensing momentum in the first weeks of the third quarter. This momentum, underpinned by a portfolio of new DSP and platform products we plan to launch in the next couple of quarters, gives us confidence that we can achieve our corporate goals of profitable growth and technology leadership.”

All results are presented in accordance with US GAAP

~ End ~

Contacts:

ParthusCeva Inc.	FD International

Barry Nolan	James Melville-Ross/Ben Way(UK)

+353 1 4025700	+44 20 7831 3113

ParthusCeva, Inc.

Headquartered in San Jose, ParthusCeva (NASDAQ: PCVA) and (LSE: PCV) is the leading licensor of DSP technology and a leading provider of application-specific platform Intellectual Property (IP) to the semiconductor industry. ParthusCeva was created through the combination of Parthus Technologies plc, a leading provider of application-specific platform IP, and Ceva, Inc, the leading licensor of DSP cores and formerly the licensing division of DSP Group. For more information, visit us at http://www.parthusceva.com.

Earnings Call

The management of ParthusCeva will hold a conference call to discuss the results for the second quarter of 2003 with investors and analysts at 8:00 am EST (13:00 BST and 14:00 CET) on July 23, 2003.

The conference call will be available via the following dial-in numbers:

•	US Participants: +1 866 629 0054 (password: ParthusCeva)

•	UK/European Participants: + 44 1452 569 340 (password: ParthusCeva)

You can also listen to a recording of the call, which will be available approximately one hour after the call for five working days at the following dial in numbers:

•	US: +1 706 645 9291 (Access code: 1605249#)

•	UK/European: +44 1452 55 00 00 (Access code: 291745#)

The call can also be accessed live via ParthusCeva’s website at www.parthusceva.com. Follow the directions on the main page to link to the audio. Please go to the website at least 15 minutes prior to the call to register, and to download and install any necessary audio software. The webcast will be archived for 30 days.

ParthusCeva Safe Harbor Statement

Various statements in this press release concerning ParthusCeva’s future expectations, plans and prospects are “forward-looking statements”, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those stated. Any statements that are not statements of historical fact (including, without limitation, statements to the effect that the company or its management “believes”, “expects”, “anticipates”, “plans” and similar expressions) should be considered forward-looking statements. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described, including the following:

•	the industries in which we license our technology are experiencing a challenging period of slow growth that has negatively impacted and could continue to negatively impact our business and operating results;

•	the markets in which we operate are highly competitive, and as a result we could experience a loss of sales, lower prices and lower revenue;

•	our operating results fluctuate from quarter to quarter due to a variety of factors including our lengthy sales cycle, and are not a meaningful indicator for future performance

•	we rely significantly on revenue derived from a limited number of licensees; and

•	other risks discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors that Could Affect Our Operating Results,” in our quarterly report on Form 10-Q for the first quarter of 2003, filed with the U.S. Securities and Exchange Commission on May 14, 2003.

PARTHUSCEVA, INC. AND ITS SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands, except share and per share data

	Three months ended June 30		Three months ended March 31,	Six months ended June 30,
	Unaudited		Unaudited	Unaudited
	2003	2002	2003	2003	2002
Revenues:
Licensing and royalties	$7,170	$3,782	$6,981	$14,151	$6,995
Other revenue	1,917	804	1,862	3,779	1,687

Total revenues	9,087	4,586	8,843	17,930	8,682

Cost of revenues	1,601	305	1,638	3,239	616

Gross profit	7,486	4,281	7,205	14,691	8,066

Operating expenses:
Research and development, net	4,052	1,566	4,049	8,101	3,216
Sales and marketing	1,449	790	1,373	2,822	1,493
General and administrative	1,485	662	1,478	2,963	1,355
Amortization of intangible assets	284	—	284	568	—
Reorganization and severance charge	—	—	1,380	1,380	—

Total operating expenses	7,270	3,018	8,564	15,834	6,064

Operating income (loss)	216	1,263	(1,359)	(1,143)	2,002
Financial income, net	205	32	240	445	50
Currency translation differences	(389)	—	(199)	(588)	—

Income (loss) before taxes on income	32	1,295	(1,318)	(1,286)	2,052
Taxes on income	—	300	—	—	542

Net income (loss)	32	995	(1,318)	(1,286)	1,510

Basic and diluted net income (loss) per share	$0.002	$0.110	$(0.073)	$(0.071)	$0.167
Weighted average number of shares of Common Stock used in computation of net income (loss) per share:
Basic	18,079	9,041	18,070	18,075	9,041
Diluted	18,149	9,041	18,070	18,075	9,041

PARTHUSCEVA, INC. AND ITS SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands, except share and per share data

	June 30, 2003	March 31, 2003	December 31, 2002
	Unaudited	Unaudited	Note 1
ASSETS
Current assets:
Cash and cash equivalents	$65,294	$68,519	$73,810
Trade receivables, net	9,374	9,281	6,471
Other accounts receivable and prepaid expenses	1,814	1,513	1,748
Inventories, net	236	296	168

Total current assets	76,718	79,609	82,197

Long-term investments:
Severance pay fund	1,471	1,311	1,152
Investment in other company	1,350	1,350	1,350

	2,821	2,661	2,502

Property & equipment, net	7,153	8,264	6,593
Goodwill	38,398	38,398	38,398
Other intangible assets, net	4,924	5,208	5,492

Total assets	$130,014	$134,140	$135,182

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$4,138	$5,334	$2,491
Accrued expenses and other payables	12,714	16,309	18,982
Taxes payable	1,093	1,233	1,291
Deferred revenues	1,719	1,108	1,115

Total current liabilities	19,664	23,984	23,879

Accrued severance pay	1,480	1,321	1,231

Stockholders’ equity:
Common Stock:	18	18	18
Additional paid in capital	134,135	134,132	134,051
Accumulated deficit	(25,283)	(25,315)	(23,997)

Total stockholders’ equity	108,870	108,835	110,072

Total liabilities and stockholders’ equity	$130,014	$134,140	$135,182

1The December 31, 2002 balance sheet information has been derived from the December 31, 2002 audited consolidated financial statements of the Company.